UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2010
BIG BEAR MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-132547	20-4350486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E Rio Salado Parkway, Suite 900, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 253-0323
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 2, 2010, Big Bear Mining Corp. (the “Company”) entered into a property option agreement with John Glasscock (the “Option Agreement”) for an exclusive option to acquire an undivided 100% right, title and interest in and to certain mineral claims, located in Natrona County, Wyoming (the “Property”) to consist of placer mineral claims totaling approximately 9,000 acres.

In order for us to exercise the option and acquire up to an undivided 100% right, title and interest in and to the Property, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, except for the royalty, we are required to pay the following to John Glasscock:

1.	An initial payment of $250,000 within three (3) business days of the date of the Option Agreement;

2.	Issue 1,000,000 shares of the Company within 30 days of the execution of the Option Agreement;

3.	Issue a further 1,000,000 shares of the Company on or before the first anniversary of the execution of the Option Agreement;

4.	Issue a further 1,000,000 shares of the Company on or before the second anniversary of the execution of the Option Agreement; and

5.	Pay all property payments as they become due.

The Company shall use commercially reasonable efforts to incur the following annual work commitments as currently recommended and agreed to by the parties:

1.	Exploration expenditures on the Property of $800,000 on or before the first anniversary of the execution of the Option Agreement;

2.	Exploration expenditures on the Property of $1,200,000 on or before the second anniversary of the execution of the Option Agreement; and

3.	Exploration expenditures on the Property of $1,600,000 on or before the third anniversary of the execution of the Option Agreement.

In the event that the Company spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period.

If the Company commences commercial production, the Company shall pay to John Glasscock the NSR Royalty, being equal to 2% of Net Smelter Returns, on the terms and conditions as set out in the Option Agreement.

The Company can acquire up to one percent (1% or one-half of the total 2%) of the NSR Royalty from John Glasscock for $1,000,000.

Item 3.02	Unregistered Sales of Equity Securities

On July 20, 2010, the Company issued 450,000 common shares to Vista Partners LLC pursuant to the Company’s letter agreement with Vista Partners LLC dated June 10, 2010 (the “Letter Agreement”).  The securities issued under the Letter Agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements.  These shares were issued pursuant to an exemption from registration in section 4(2) of the Securities Act of 1933.

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On July 1, 2010, the Company received a consent to act from Michael Schifsky.  The Company increased the number of directors to four (4) and appointed Mr. Schifsky as a member to the board of directors.

Michael Schifsky – Director

Michael Schifsky is a seasoned professional with over 25 years of financial and operational management experience and has served as a Chief Financial Officer with both public and private companies.  His background includes significant roles in organizations ranging from large established public companies to small and mid-sized rapid growth enterprises where he gained critical experience in leadership and organizational development, capital formation, mergers and acquisitions, SEC financial reporting, Sarbanes-Oxley compliance requirements and corporate governance.

As a Chief Financial Officer, he has played critical roles in the successful growth of closely held and private equity backed organizations in the manufacturing and distribution industries.  Mr. Schifsky also has served in consulting and financial advisory roles for such notable companies as American Express, Apollo Group, and Amcor Limited.

From 2006 to 2007, Mr. Schifsky served as Chief Financial Officer and director for Clear Choice Financial, Inc.  From 2008 to August 2009, he was an independent consultant providing financial advisory services and served as interim Chief Financial Officer for MD Helicopters.  From September of 2009 to present, Mr. Schifsky has served as Chief Financial Officer for Millennium Energy Group, an early stage high tech energy storage solutions provider for the alternative energy telecommunications industries.  He began his career in the Philadelphia office of Ernst & Young, a Big Four accounting firm where he earned his CPA.  Mr. Schifsky graduated from Villanova University in 1983 with a B.S. Accountancy.  Mr. Schifsky resides in Chandler, Arizona.

Our board of directors now consists of Steve Rix, John Glasscock, James G. Baughman and Michael Schifsky.  There have been no transactions between our Company and Mr. Schifsky since the Company’s last fiscal year which would be required to be reported herein.

Item 7.01	Regulation FD Disclosure

Pursuant to the Company’s financing agreement with Intosh Services Limited (“Intosh”) dated April 1, 2010 (the “Financing Agreement”) and reported on a Form 8K dated April 6, 2010, the Company has requested and received, a further $1,000,000 from Intosh on May 11, 2010.  The Company has now received the entire $1,400,000.  The Company has not yet issued the common shares with respect to this financing.

Item 9.01	Exhibits
10.1	Property Option Agreement with John Glasscock dated August 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG BEAR MINING CORP.
/s/Steve Rix
Steve Rix
President and Director

Date: August 10, 2010